Exhibit 99.01

Versant Contact:

Jerry Wong

Chief Financial Officer

Versant Corporation

1-800-VERSANT

650-232-2400

Versant Announces Record Quarterly Net Income of $2.1 Million

Quarterly revenues grow 21% over last year

Record diluted net income per share of $2.06 for fiscal year 2007

Redwood City, California, December 4, 2007 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management, today announced its financial results for the fourth fiscal quarter and fiscal year ended October 31, 2007.

For the quarter, Versant reported revenues of $5.6 million from its continuing operations, compared to $4.6 million for the comparable period last year, representing an increase of approximately 21%. This increase was driven primarily by license revenues which grew by 45% from $2.3 million in the fourth quarter of 2006 to $3.3 million in the fourth quarter of 2007. One telecom customer accounted for approximately 21% of total revenues (and approximately 28% of license revenues) in the fourth quarter of 2007.

Net income for the quarter was a record $2.1 million and diluted net income per share was $0.56, compared to net income of $1.4 million and diluted net income per share of $0.38 for the fourth quarter of fiscal 2006.

Versant also reported a strong increase in cash and cash equivalents of approximately $4.6 million during the quarter, resulting in a cash and cash equivalents balance of approximately $19.1 million as of October 31, 2007.   The increase in cash and cash equivalents was higher than net income for the quarter, primarily due to a decrease in accounts receivable as a result of a reduction in days sales outstanding.

Revenues from continuing operations for the fiscal year ended October 31, 2007 was approximately $21.2 million compared to approximately $16.7 million for fiscal 2006, an increase of approximately 26%. Net income for the 2007 fiscal year was $7.6 million, an increase of 77% over net income of $4.3 million in fiscal 2006 and diluted net income per share for fiscal 2007 was $2.06, compared to diluted net income per share of $1.20 in fiscal 2006.

“This was another quarter of strong license revenue growth and earnings for Versant. For fiscal 2007, our license revenues increased by 50% compared to fiscal 2006, thereby driving our net income to a record level of $7.6 million,” said Jochen Witte, Versant’s CEO.

For fiscal 2008 the Company currently estimates total year revenues of approximately $24 million, or an approximate 13% increase from fiscal 2007. The Company also believes that quarterly revenues during fiscal 2008 may fluctuate as a result of there being a limited number of revenue transactions in the sales pipeline at any given point in time, and the difficulty in accurately assessing when such transactions may actually close. The Company currently estimates net income of approximately $9.5 million for fiscal 2008, resulting in estimated diluted net income per share of approximately $2.50 for fiscal 2008, based on the Company’s current capitalization. These estimates are based on the Company’s current outlook and assessment of fiscal 2008.

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software. Using Versant’s solutions, customers can reduce hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant’s solutions are deployed in a wide array of industries including telecommunications, financial services, transportation, manufacturing, and defense. With over 50,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as Ericsson, Verizon, Sagem, the US Government, and Financial Times. For more information, call 650-232-2400 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include the statements in this press release regarding our estimated revenue growth, estimated net income and estimated diluted net income per share for fiscal year 2008 and our statements regarding potential fluctuations in our quarterly revenues in fiscal year 2008. Investors are cautioned that any such forward-looking statements are not guarantees of Versant’s future performance and involve significant risks and uncertainties. There are many important factors and risks that could cause our actual results to differ materially from those anticipated in the forward-looking statements. These factors, risks and uncertainties include, without limitation: our inability to achieve revenue expectations or projected net income levels as a result of delays in the sales cycle for our products and services or failures to close key sales transactions; changing market demands or perceptions of our products and technologies; failure to develop new customers; the fact that our results of operations are highly dependent on sales of our Versant Object Database product; the performance of our resellers; legal and potential other costs and payments, such as settlements, associated with a pending litigation in which one of our customers is seeking indemnification from the Company for alleged infringement of intellectual property rights asserted by a third party; the possibility that existing value added resellers may not remain committed to our software or that their sales activity may not keep pace with their historical results; potential reductions in the prices we charge for our products and services due to competitive conditions; potential changes in economic conditions, including potentially higher costs of capital that may disincent certain customers from making capital purchase decisions for products and services such as those offered by Versant; and the Company’s ability to successfully manage its costs and operations and maintain adequate working capital. The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Additional information concerning factors that could cause results to differ can be found in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Annual Report on

Form 10-K for the year ending October 31, 2006, its Quarterly Reports on Form 10-Q for the quarters ending January 31, 2007, April 30, 2007 and July 31, 2007 and its reports on Form 8-K.

Versant is a registered trademark or trademark of Versant Corporation in the United States and/or other countries.

Conference Call Information

Versant will host a teleconference today to discuss the above after markets close. The details for the call are as follows:

Date:	Tuesday, December 4, 2007
Time:	1:30 PM Pacific (4:30 PM Eastern)
Dial-in number US:	1-888-562-3654
International:	1-973-582-2703
Conference ID:	26037244

Internet Simulcast*:	http://viavid.net/dce.aspx?sid=00004943

*Windows Media Player needed for simulcast. Simulcast is voice only.

Dial in 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting, please call Versant Corporation at (650)232-2416.

A replay of the conference call will be available until December 11, 2007

Replay number US: 1-800-642-1687
International Replay number: 1-706-645-9291
Replay Pass Code**: 26037244

** Enter the playback pass code to access the replay

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	October 31,	October 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$19,086	$8,231
Trade accounts receivable, net of allowance for doubtful accounts of $68 and $62 at October 31, 2007 and October 31, 2006, respectively	2,330	2,885
Other current assets	506	782
Total current assets	21,922	11,898

Property and equipment, net	835	385
Goodwill	6,720	6,720
Intangible assets, net	881	1,196
Other assets	108	62
Total assets	$30,466	$20,261

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$157	$154
Accrued liabilities	2,756	2,363
Deferred revenues	3,707	3,083
Deferred rent	7	99
Total current liabilities	6,627	5,699

Deferred revenues	641	742
Deferred rent	29	—
Long-term capital lease obligations	4	28
Total liabilities	7,301	6,469

Stockholders’ equity:
Common stock, no par value	96,004	95,089
Accumulated other comprehensive income, net	1,346	521
Accumulated deficit	(74,185)	(81,818)
Total stockholders’ equity	23,165	13,792
Total liabilities and stockholders’ equity	$30,466	$20,261

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	October 31,	October 31,	October 31,	October 31,
	2007	2006	2007	2006
Revenues:
License	$3,308	$2,277	$12,681	$8,469
Maintenance	2,206	1,906	8,225	6,726
Professional services	47	402	244	1,550
Total revenues	5,561	4,585	21,150	16,745

Cost of revenues:
License	(73)	108	142	313
Amortization of intangible assets	79	79	315	315
Maintenance	316	384	1,469	1,442
Professional services	18	311	112	1,021
Total cost of revenues	340	882	2,038	3,091

Gross profit	5,221	3,703	19,112	13,654

Operating expenses:
Sales and marketing	881	681	3,392	3,062
Research and development	912	853	3,410	3,147
General and administrative	1,059	928	4,401	3,712
Loss on the liquidation of a foreign subsidiary	245	—	245	—
Restructuring	—	—	—	218
Total operating expenses	3,097	2,462	11,448	10,139

Income from operations	2,124	1,241	7,664	3,515
Outside shareholders’ income from Variable Interest Entity	—	—	—	138
Interest and other income, net	173	118	532	208
Gain on disposal of Variable Interest Entity	—	—	—	131
Income from continuing operations before taxes	2,297	1,359	8,196	3,992
Net provision for income taxes	282	115	867	390
Net income from continuing operations	2,015	1,244	7,329	3,602
Gain from sale of discontinued operations, net of income taxes	—	—	—	468
Net income from discontinued operations, net of income taxes	72	118	304	231
Net income	$2,087	$1,362	$7,633	$4,301

Basic income per share:
Net income from continuing operations	$0.55	$0.35	$2.01	$1.01
Net income from discontinued operations, net of income tax	$0.02	$0.03	$0.08	$0.19
Net income per share, basic	$0.57	$0.38	$2.09	$1.20

Diluted income per share:
Net income from continuing operations	$0.54	$0.35	$1.98	$1.01
Net income from discontinued operations, net of income tax	$0.02	$0.03	$0.08	$0.19
Net income per share, diluted	$0.56	$0.38	$2.06	$1.20

Shares used in per share calculation:
Basic	3,668	3,586	3,649	3,577
Diluted	3,744	3,617	3,708	3,584

Non-cash stock-based compensation included in the above expenses:
Cost of revenues	$20	$7	$65	$39
Sales and marketing	$26	$10	$90	$41
Research and development	$11	$21	$39	$79
General and administrative	$89	$17	$222	$77